UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 17, 2014

LUNA INNOVATIONS INCORPORATED
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

000-52008	54-1560050
(Commission File No.)	(IRS Employer Identification No.)

1 Riverside Circle, Suite 400
Roanoke, Virginia 24016
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: 540-769-8400

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Senior Management Incentive Compensation Plan.

On February 17, 2014, the Compensation Committee of the Board (the “Compensation Committee”) approved a senior management incentive plan (the “Incentive Compensation Plan”) for the Company’s senior management for the year ending December 31, 2014.
Senior Management Incentive Compensation Plan
The Compensation Committee adopted the Incentive Compensation Plan for the Company’s senior management, who, among others, include My E. Chung, the Company’s Chief Executive Officer, Dale E. Messick, the Company’s Chief Financial Officer, Scott A. Graeff, the Company’s Chief Strategy Officer (collectively, the “Named Executive Officers”), for the year ending December 31, 2014. The Incentive Compensation Plan, as applied to the Named Executive Officers, is designed to award those officers for achieving certain corporate objectives. Pursuant to the Incentive Compensation Plan, the Compensation Committee set the target cash bonus payout for each of the Named Executive Officers at 50% of such officer’s base salary paid during 2014, with a minimum payout equal to 5% of such officer’s base salary paid during 2014 and a maximum payout equal to 75% of such officer’s base salary paid during 2014.
Bonuses under the Incentive Compensation Plan will be based upon whether the Company achieves certain specified strategic initiatives (the “Strategic Goal”) or specified financial performance metrics. The amount of the bonus will be based upon the timing of the achievement of the Strategic Goal or the achievement of adjusted operating income (loss) exceeding a specified amount (the “Financial Performance Goal”).
Amounts earned under the Incentive Compensation Plan for the 2014 plan year, if any, would be paid following approval by the Compensation Committee and the audit of the Company’s financial statements for the 2014 year.
The foregoing description of the Incentive Compensation Plan is not complete and is qualified in its entirety by reference to the Incentive Compensation Plan, which will be filed as an exhibit to the Company’s quarterly report on Form 10-Q for the quarter ending March 31, 2014.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 21, 2014	LUNA INNOVATIONS INCORPORATED

By: /s/ Talfourd H. Kemper, Jr.
Talfourd H. Kemper, Jr.
Vice President and General Counsel